EXHIBIT 99.2

FOR IMMEDIATE RELEASE
October 21, 2014
Contact: Investor Inquiries:
Casey Farrell, ViewPoint Financial Group, Inc.
972-801-5871/shareholderrelations@viewpointfinancialgroup.com

Media Inquiries:
Mary Rische, ViewPoint Bank
972-509-2020 Ex. 7331/mary.rische@viewpointbank.com

ViewPoint Financial Group, Inc. Announces Declaration of
Quarterly Cash Dividend

PLANO, Texas, October 21, 2014 -- ViewPoint Financial Group, Inc. (NASDAQ:VPFG) (the “Company”), the holding company for ViewPoint Bank, N.A., today announced a quarterly cash dividend of $0.12 per share. The cash dividend is payable on November 14, 2014, to stockholders of record as of the close of business on November 3, 2014.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, N.A. ViewPoint Bank, N.A. operates 31 banking offices in the Dallas/Fort Worth metropolitan area, including two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; the industry-wide decline in mortgage production; competition; changes in management's business strategies; our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; and other factors set forth under Risk Factors in the Company's Form 10-K that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements.